                                   EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-8 No.333-11877 pertaining to the Employee Stock Purchase Plan of Fidelity Southern Corporation, Form S-3 No. 333-11879 pertaining to the Dividend Reinvestment Plan of Fidelity Southern Corporation and Form S-8 No. 333-57421 pertaining to the Tax Deferred 401(k) Savings Plan of Fidelity Southern Corporation, and in the related prospectuses, of our report dated January 14, 2004 with respect to the consolidated financial statements of Fidelity Southern Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.



Atlanta, Georgia                                           /s/ Ernst & Young LLP
March 19, 2004